Exhibit 99.1

BOYD GAMING REPORTS FIRST QUARTER RESULTS

- Borgata’s $40 Million First Quarter EBITDA

Best in Atlantic City -

LAS VEGAS, NV – April 22, 2004 – Boyd Gaming Corporation (NYSE:BYD) today reported its financial results for the first quarter 2004. The Company reported adjusted earnings(1) of $.29 per share for the first quarter versus adjusted earnings of $.29 per share reported for the first quarter 2003. Adjusted earnings for the current quarter exclude a $5.7 million, or $.09 per share, charge to the Company’s income tax provision related to an adverse tax court ruling in Indiana. This matter is discussed later in this release. Adjusted earnings in the first quarter 2003 exclude preopening expenses of $.04 per share. This year’s results include the operations of Borgata, the Company’s joint venture property in Atlantic City, which opened July 3, 2003. Per share amounts are reported on a diluted basis.

The Company reported EBITDA for the first quarter of $80.7 million, an increase of 12.2% over the $71.9 million reported for the first quarter last year. Notable in the quarter were strong performances at Borgata and Sam’s Town Las Vegas, both of which reported their highest quarterly EBITDA ever. Somewhat offsetting the increase was an EBITDA decline at Par-A-Dice, where higher gaming taxes versus the same quarter in 2003 accounted for $3.3 million of the decline in the property’s EBITDA. Revenues for the first quarter were $330 million, versus $322 million reported in the first quarter 2003. Most of the increase resulted from revenue gains at Stardust and Sam’s Town Las Vegas. Net income in the first quarter was $13.5 million, or $.20 per share, versus $16.4 million, or $.25 per share, reported in the first quarter last year.

In footnote (1), you will find a discussion of how and why the Company uses adjusted earnings, adjusted earnings per share and EBITDA (non-GAAP measures of earnings as defined in footnote (1)), performance measurements widely used in the gaming industry. As used in this release, EBITDA for a particular property (adjusted EBITDA) is before corporate expense. Further in this release you will also find tables that reconcile certain non-GAAP measurements to GAAP financial information.

Borgata

The Company also reported first quarter results for Borgata Hotel Casino and Spa. As an unconsolidated joint venture, Borgata’s results appear in only two lines of the Company’s consolidated statements of operations; therefore, more detailed financial information is presented in tables later in this release.

Borgata reported gross revenues of $191 million and net revenues of $146 million for the quarter. Gaming revenue in the quarter was $140 million, which equates to the second highest gaming win in Atlantic City for that period, behind the much larger Bally’s Park Place. Borgata’s EBITDA in the first quarter was $40.1 million, and its EBITDA margin was 27.5%. By comparison, in the immediately preceding quarter, gaming revenue was $122 million, EBITDA was $33.9 million, and EBITDA margin was 23.9%.

William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming, commented, “The performance of Borgata since its opening has exceeded our expectations. I am very pleased that after only three quarters of operations, Borgata achieved the highest quarterly EBITDA in the Atlantic City market.”

Table game win was $52.3 million in the quarter, continuing Borgata’s position as the number one table game operation in Atlantic City by a wide margin. The property reported table game win per unit per day of $4,453 for the first quarter. Borgata’s table game results represented a 61% premium to fair share, which is computed by comparing the percentage of table game win in Atlantic City that Borgata earned versus its percentage share of table games in the market. The 61% premium was a remarkable 34 percentage points above second place. Bob Boughner, Borgata’s Chief Executive Officer, commented, “Borgata’s upscale Las Vegas-style gaming experience has been an important part of attracting players. They are clearly very comfortable in the environment we provide and which we believe other Atlantic City properties will be hard-pressed to duplicate.”

Slot win was $88.0 million in the first quarter, placing the property third in the market. That is a substantial improvement from the sixth place ranking Borgata slots recorded in the immediately preceding quarter. Borgata’s slot win per unit per day in the first quarter was $269, placing it second in the Atlantic City market, just $1 per unit per day behind the first place position. This compares to Borgata’s fifth place ranking in win per unit per day in the immediately preceding quarter. Borgata’s slot results represent a 24% premium to fair share for the quarter. Boughner added, “Our superior room product and innovative slot marketing programs have been key to our early success and improving market position.”

Hotel occupancy in the quarter was 83% and the average daily room rate was $125. Bob Boughner commented, “I am pleased with the way we are able to effectively manage our room inventory. We are utilizing our market-leading room product to attract known, proven premium slot customers from our database that has grown to approximately 860,000 customers. While we are pleased with what we have achieved so far in this area, we still have guest room capacity to build upon these solid results.”

Wholly-owned Properties

The Company’s nine wholly-owned operating units reported total property EBITDA (before corporate expense) for the first quarter of $73.8 million versus $77.5 million reported for the comparable quarter last year. The principal cause for the decline was higher gaming taxes at Par-A-Dice that negatively affected the property’s EBITDA by $3.3 million in the quarter.

On the positive side, both Stardust and Sam’s Town Las Vegas reported improved results for the quarter. Stardust reported a 7.8% increase in revenue for the quarter, principally from higher room revenue and increased slot play, and a 14.9% increase in EBITDA to $5.5 million, its best quarterly EBITDA in five years. Sam’s Town Las Vegas reported record results. Revenue increased 8.4% in the quarter versus the prior year’s first quarter, primarily from increases in room and slot revenues. Sam’s Town EBITDA in the quarter was $12.4 million, a 17.4% increase over the $10.6 million reported last year, which itself was a record when reported last year.

Indiana State Tax Matter

In 2003, the Company received a proposed assessment from the Indiana Department of Revenue based upon their position that the Company’s Indiana gaming revenue tax is not deductible for Indiana state income tax purposes. An unrelated third party had been litigating the issue in Indiana Tax Court under a similar fact pattern. For some time, the Company had been accruing a portion of the proposed assessment due to the uncertainty of the outcome. On April 19, 2004, the Indiana Tax Court ruled against the third party. While the final outcome remains somewhat uncertain due to the opportunity for appeals, the lowered chances for success with respect to the Company’s position in this matter resulted in the Company recording the remaining amount of the proposed assessment. This amounted to a $5.7 million, or $.09 per share, charge, net of the federal income tax benefit, to the Company’s income tax provision for the first quarter.

Financial Statistics

The Company provided the following additional information for the first quarter ended March 31, 2004:

•	March 31 debt balance: $1.074 billion
•	Debt decrease in quarter: $27.3 million
•	March 31 cash: $73.8 million
•	Dividends paid in the quarter: $4.9 million
•	Capital spending in first quarter: $16.2 million, $9.8 million of which related to normal maintenance items and $6.5 million of which related to expansion work at Delta Downs and Blue Chip
•	Deposit made in the quarter: $10.0 million related to the pending acquisition of Harrah’s Shreveport

(1)	Adjusted Earnings are earnings before preopening expenses and the charge associated with the Indiana state tax assessment. Adjusted Earnings (and Adjusted EPS) are presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance in the gaming industry and as this measure is considered by many to be a better measure on which to base expectations of future results than net income computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of net income and net income per share, each based upon GAAP, to Adjusted Earnings and Adjusted EPS are included in the financial schedules accompanying this release. EBITDA is earnings before interest, taxes, depreciation, amortization and preopening expenses. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Specifically, EBITDA is presented before preopening expenses as it represents a measure of performance of the Company’s existing operational activities. The Company uses property EBITDA (EBITDA before corporate expense) as the primary measure of the operating performance of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, income taxes and debt principal repayments which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

The following tables report March quarterly results. Downtown properties include the California Hotel and Casino, the Fremont Hotel and Casino, and Main Street Station.

($ in thousands, except footnotes)	Three Months Ended March 31,
	2004	2003
Net Revenues
Stardust	$38,754	$35,938
Sam’s Town Las Vegas	38,703	35,719
Eldorado & Jokers Wild	8,460	8,914
Downtown Properties (a)	59,636	59,625
Sam’s Town Tunica	29,533	26,992
Par-A-Dice	34,750	36,248
Treasure Chest	27,530	27,170
Blue Chip	55,696	54,337
Delta Downs	36,976	36,913

Net revenues	$330,038	$321,856

Adjusted EBITDA
Stardust	$5,487	$4,775
Sam’s Town Las Vegas	12,430	10,584
Eldorado & Jokers Wild	1,668	1,725
Downtown Properties	10,055	11,237
Sam’s Town Tunica	2,923	2,611
Par-A-Dice	8,246	12,237
Treasure Chest	5,013	5,768
Blue Chip	20,159	20,268
Delta Downs	7,831	8,277

Wholly-owned property adjusted EBITDA	73,812	77,482
Corporate expense	6,268	5,572

Wholly-owned adjusted EBITDA	67,544	71,910
Our share of Borgata’s operating income before preopening expenses (d)	13,144	—

Total adjusted EBITDA	80,688	71,910

Other operating costs and expenses
Depreciation	24,974	22,933
Our share of Borgata’s preopening expenses	—	4,225

Total other operating costs and expenses	24,974	27,158

Operating income	55,714	44,752

Other non-operating costs and expenses
Interest expense, net (b)	17,795	18,449
Our share of Borgata’s non-operating expense, net	6,460	—

Total other non-operating costs and expenses	24,255	18,449

Income before provision for income taxes	31,459	26,303
Provision for income taxes (c)	17,994	9,864

Net income	$13,465	$16,439

(a)	Includes revenues related to Vacations Hawaii, the Company’s Honolulu travel agency, of $11.2 million and $11.8 million, respectively, for the three months ended March 31, 2004 and 2003.
(b)	Net of interest income and amounts capitalized.

(c)	Includes $5.7 million of tax expense, net of federal tax benefit, related to the Indiana Department of Revenue’s assessment for state income taxes.
(d)	The following table reconciles the presentation of our share of Borgata’s operating results in our consolidated statement of operations to the presentation of our share of Borgata’s results in the above table:

	Three Months Ended March 31,
	2004	2003
Our share of Borgata’s operating income (loss)	$13,144	$(4,225)
Add back our share of Borgata’s preopening expenses (1)	—	4,225

Our share of Borgata’s operating income before preopening expenses	$13,144	$—

(1)	Borgata’s preopening expenses are included in Borgata’s operating loss and are deducted for the presentation of total adjusted EBITDA. Adjusted EBITDA is presented before preopening expenses as it represents a measure of performance of our existing operational activities.

BOYD GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)	Three Months Ended March 31,
(In thousands, except per share data)	2004	2003
Revenues
Gaming	$282,719	$277,502
Food and beverage	43,709	41,961
Room	20,621	19,634
Other	19,259	19,404

Gross revenues	366,308	358,501
Less promotional allowances	36,270	36,645

Net revenues	330,038	321,856

Costs and expenses
Gaming	140,109	133,456
Food and beverage	24,530	23,679
Room	5,894	5,110
Other	19,745	20,611
Selling, general and administrative	52,683	47,940
Maintenance and utilities	13,265	13,578
Depreciation	24,974	22,933
Corporate expense	6,268	5,572

Total	287,468	272,879

Operating income (loss) from Borgata	13,144	(4,225)

Operating income	55,714	44,752

Other income (expense)
Interest income	47	163
Interest expense, net of amounts capitalized	(17,842)	(18,612)
Other expense from Borgata, net	(6,460)	—

Total	(24,255)	(18,449)

Income before provision for income taxes	31,459	26,303
Provision for income taxes	17,994	9,864

Net income	$13,465	$16,439

Basic Net Income Per Common Share
Net income per common share	$0.21	$0.25

Average Basic Shares Outstanding	65,266	64,487

Basic Net Income Per Common Share
Net income per common share	$0.20	$0.25

Average Diluted Shares Outstanding	66,661	66,320

The following table reconciles net income and net income per share (each based upon generally accepted accounting principles, or “GAAP”) to adjusted net income and adjusted net income per share.

(In thousands, except per share data)	Three Months Ended March 31,
	2004	2003
Net income	$13,465	$16,439
Adjustments:
Preopening expenses from Borgata	—	4,225
Indiana state income tax assessment	5,725	—
Income tax effect for above adjustments	—	(1,584)

Adjusted net income	$19,190	$19,080

Net income per diluted share	$0.20	$0.25
Total preopening expenses, net of tax	—	0.04
Indiana state income tax assessment	0.09	—

Adjusted net income per diluted share	$0.29	$0.29

The following table reconciles operating income to EBITDA.

(In thousands)	Three Months Ended March 31, 2004
	Operating Income (Loss)	Depreciation	Preopening Expenses	EBITDA
Stardust	$1,805	$3,682	$—	$5,487
Sam’s Town Las Vegas	8,191	4,239	—	12,430
Eldorado & Jokers Wild	1,228	440	—	1,668
Downtown Properties	6,339	3,716	—	10,055
Sam’s Town Tunica	(612)	3,535	—	2,923
Par-A-Dice	6,839	1,407	—	8,246
Treasure Chest	3,150	1,863	—	5,013
Blue Chip	17,308	2,851	—	20,159
Delta Downs	5,943	1,888	—	7,831
Corporate	(7,621)	1,353	—	(6,268)

Totals for wholly-owned properties	42,570	24,974	—	67,544
Our share of Borgata results	13,144	—	—	13,144

Consolidated	$55,714	$24,974	$—	$80,688

	Three Months Ended March 31, 2003
	Operating Income (Loss)	Depreciation	Preopening Expenses	EBITDA
Stardust	$1,348	$3,427	$—	$4,775
Sam’s Town Las Vegas	6,325	4,259	—	10,584
Eldorado & Jokers Wild	1,259	466	—	1,725
Downtown Properties	7,402	3,835	—	11,237
Sam’s Town Tunica	(671)	3,282	—	2,611
Par-A-Dice	10,953	1,284	—	12,237
Treasure Chest	4,197	1,571	—	5,768
Blue Chip	17,943	2,325	—	20,268
Delta Downs	6,677	1,600	—	8,277
Corporate	(6,456)	884	—	(5,572)

Totals for wholly-owned properties	48,977	22,933	—	71,910
Our share of Borgata results	(4,225)	—	4,225	—

Consolidated	$44,752	$22,933	$4,225	$71,910

The following table reports Borgata financial results.

	For the Three Months Ended March 31, 2004		For the Three Months Ended March 31, 2003
(In thousands)	100% of Borgata	Our Share of Borgata	100% of Borgata	Our Share of Borgata
Gaming revenue	$140,204		$—
Non-gaming revenue	50,429		—

Gross revenues	190,633		—
Less promotional allowances	44,744		—

Net revenues	145,889	$72,945	—	$—
Expenses	105,784	52,892	—	—
Depreciation	13,817	6,909	—	—
Preopening expenses	—	—	8,450	4,225

Operating income (loss)	26,288	13,144	(8,450)	(4,225)

Interest and other expenses, net	10,456	5,227	—	—
Provision for income taxes	2,465	1,233	—	—

Subtotal	12,921	6,460	—	—

Net income (loss)	$13,367	$6,684	$(8,450)	$(4,225)

The following table reconciles operating income to EBITDA for Borgata.

(In thousands)	For the Three Months Ended March 31,
	2004	2003
Operating income (loss)	$26,288	$(8,450)
Depreciation	13,817	—
Preopening expenses	—	8,450

EBITDA	$40,105	$—

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s strategy, expenses, revenue, earnings, taxes and accruals related to taxes, and cash flow. In addition, forward-looking statements include statements regarding Borgata, including its continued strong performance, its achievement of market share premiums, market rankings for gaming revenue, table game win and slot win, its marketing programs, increased margins, the ability to manage room inventories, attract players and growth of Borgata’s customer database, the ability to improve quality of service and stimulate future demand. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances that its ability to achieve increased margins and market share premiums, grow revenues, manage room inventory, attract players, stimulate future demand or meet other identified expectations for Borgata will be achieved or that Borgata’s current estimated rankings in the Atlantic City market will continue in future periods. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), changes in laws and regulations, including increased taxes, the availability and price of energy, weather, regulation, economic, credit and capital market conditions and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2003 on file with the Securities and Exchange Commission, and in its other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Boyd Gaming will host a webcast at 2:00 p.m. EDT on Thursday, April 22, 2004 to review the first quarter results. The Webcast will be available on the Company’s website at www.boydgaming.com and at www.firstcallevents.com/service/ajwz403721631gf12.html

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 13 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming recently opened Borgata Hotel Casino and Spa at Renaissance Pointe (AOL keyword: borgata or www.theborgata.com), a $1.1 billion entertainment destination hotel in Atlantic City, through a joint venture with MGM MIRAGE. In February, the Company reached a definitive agreement to merge with Coast Casinos, Inc. The $1.3 billion merger is expected to be completed in mid 2004 and is subject to regulatory approvals. Boyd Gaming is also awaiting regulatory approval of its acquisition of Harrah’s Shreveport, which is expected in the second quarter 2004. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com

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